Exhibit 99.1

Resources Connection, Inc. Reports Fourth Quarter and Year-End Results for Fiscal 2014

  Company reports revenue of $156.8 million for fourth quarter, $567.2 million for year
  Company’s earnings per share improves to $0.18 for the fourth quarter (including $0.05 impact of severance charges), up from $0.13 in prior year fourth quarter (including $0.03 impact of severance charges)
  Company’s Adjusted EBITDA* improves to $16.4 million (10.5% of revenue) for the fourth quarter from $13.9 million (9.9% of revenue) in prior year fourth quarter
  Company returns $10.7 million in capital to shareholders in dividends and stock buy-backs during fourth quarter and $40.2 million for fiscal 2014

*Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization and stock-based compensation

IRVINE, Calif.--(BUSINESS WIRE)--July 17, 2014--Resources Connection, Inc. (NASDAQ: RECN), today announced financial results for its fiscal fourth quarter and year ended May 31, 2014. Resources Connection, Inc. (the “Company”) is a multinational professional services firm that provides to clients – through its operating subsidiary, Resources Global Professionals (“RGP”) – consulting services in the areas of accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

Revenue for the fourth quarter of fiscal 2014 was $156.8 million, increasing 11.8% (11.6% on a constant dollar basis) compared to the prior year’s fourth quarter and 18.2% (18.0% on a constant dollar basis) sequentially. Revenue in the U.S. increased 14.8% quarter-over-quarter and 20.2% sequentially. International revenue increased 1.9% quarter-over-quarter and 10.9% sequentially (0.9% quarter-over-quarter and 9.9% sequentially on a constant dollar basis). Since fiscal 2014 contained 53 weeks of operations, results for the fourth quarter include an extra week of revenue of approximately $9.8 million (a 14-week quarter) as compared to the fourth quarter of fiscal 2013 (a 13-week quarter). Excluding the 14th week revenues, quarter and sequential growth was 4.9% and 10.8%, respectively.

The Company’s net income for the fourth quarter of fiscal 2014 was $6.9 million, or $0.18 per diluted share, compared to net income for the fourth quarter of fiscal 2013 of $5.3 million, or $0.13 per diluted share. Net income includes severance and related charges for European personnel reductions totaling $2.0 million or $0.05 per diluted share and $1.1 million or $0.03 per diluted share for the quarters ended May 31, 2014 and May 25, 2013, respectively.

“We are pleased to see significant improvement in our U.S. based business, with fourth quarter revenue improving 14.8% (7.7% on a comparable 13-week basis) over the prior year quarter,” said Tony Cherbak, president and chief executive officer of RGP. “In particular, in the fourth quarter, we experienced more balanced revenue growth across the country than at any other time this past year. We also believe the actions we took in the fourth quarter in Europe will position that region, which is critical for maintaining our global footprint with our Fortune 1000 clients, for improved results. On an overall basis, our revenues for the first six weeks of fiscal 2015 have tracked 7.8% better than the comparable period last year.”

Gross margin increased 290 basis points sequentially to 38.9% in the fourth quarter of fiscal 2014 and was the same quarter-over-quarter. The increase in sequential gross margin was primarily attributable to fewer paid U.S. holidays in the fourth quarter (the third quarter contained the Thanksgiving and Christmas holidays); a reduced impact from payroll taxes; and an improvement in the bill rate/pay rate spread.

Selling, general and administrative (“S,G&A”) expenses for the fourth quarter of fiscal 2014 were $46.2 million (29.5% of revenue) compared to the prior year fourth quarter amount of $42.3 million (30.2% of revenue) and $41.6 million in the preceding quarter (31.3% of revenue). The increase in S,G&A is primarily attributable to $1.7 million related to European personnel reductions in the fourth quarter of fiscal 2014 and the impact of the 14th week in comparison to the year-over-year and sequential quarters.

Cash flow from operations and Adjusted EBITDA were $18.4 million and $16.4 million (10.5% of revenue), respectively, for the fourth quarter of fiscal 2014 compared to $16.9 million and $13.9 million (9.9% of revenue), respectively, for the fourth quarter of fiscal 2013.

“The Company’s continued execution on our initiatives led to a successful fourth quarter,” said Don Murray, executive chairman of RGP. “As a result, we were able to return $10.7 million of capital to our shareholders in the form of dividends and share repurchases during the quarter and over $40.2 million for fiscal 2014.”

The Company’s revenue for the year ended May 31, 2014 was $567.2 million compared to $556.3 million for the year ended May 25, 2013. On a comparable 52-week basis excluding revenues of $9.8 million during the 53rd week of fiscal 2014, revenues improved $1.1 million in fiscal 2014 (0.2%) as compared to fiscal 2013. The Company’s net income for the year ended May 31, 2014 was $19.9 million, or $0.51 per diluted share. This compares to net income for the year ended May 25, 2013 of $20.5 million, or $0.50 per diluted share.

During the fourth quarter of fiscal 2014, the Company repurchased 601,250 shares of common stock for $8.0 million. As of July 17, 2014, the Company has approximately $43.0 million remaining under its board authorized stock buyback program. On June 19, 2014, the Company paid a quarterly dividend totaling $2.7 million ($0.07 per share) to shareholders. As of May 31, 2014, the Company’s cash, cash equivalents and short-term investments were $114.3 million compared to $119.0 million at fiscal year-end May 25, 2013.

ABOUT RGP

RGP, the operating subsidiary of Resources Connection, Inc. (NASDAQ: RECN), is a multinational professional services firm that helps business leaders execute internal initiatives. Partnering with business leaders, we drive internal change across all parts of a global enterprise – accounting, finance, risk management and internal audit, corporate advisory, strategic communications and restructuring, information management, human capital, supply chain management, healthcare solutions, and legal and regulatory services.

RGP was founded in 1996 within a Big Four accounting firm. Today, we are a publicly traded company with over 3,100 professionals, annually serving over 1,800 clients around the world from 68 practice offices.

Headquartered in Irvine, California, RGP has served 87 of the Fortune 100 companies.

The Company is listed on the NASDAQ Global Select Market, the exchange’s highest tier by listing standards. More information about RGP is available at http://www.rgp.com.

RGP will hold a conference call for interested analysts and investors at 5:00 p.m. ET today, July 17, 2014. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through July 24, 2014 at 855-859-2056. The conference ID number for the replay is 61678641. The call will also be archived on the RGP website for 30 days.

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include the anticipated effects of European personnel reductions on our financial results. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Quarterly Report on Form 10-Q and our other public filings made with the Securities and Exchange Commission (File No. 0-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Years Ended
	May 31,	May 25,	May 31,	May 25,
	2014	2013	2014	2013

	(Unaudited)		(Unaudited)

Revenue	$156,783	$140,184	$567,181	$556,334
Direct costs of services	95,841	85,684	351,359	342,040
Gross margin	60,942	54,500	215,822	214,294
Selling, general and administrative expenses (1)	46,194	42,325	172,531	168,318
Operating income before amortization and depreciation (1)	14,748	12,175	43,291	45,976
Amortization of intangible assets	426	412	1,688	1,694
Depreciation expense	881	1,092	3,628	4,580
Operating income (1)	13,441	10,671	37,975	39,702
Interest income	(45)	(40)	(168)	(175)
Income before provision for income taxes (1)	13,486	10,711	38,143	39,877
Provision for income taxes (2)	6,627	5,396	18,257	19,373
Net income (1), (2)	$6,859	$5,315	$19,886	$20,504

Basic net income per share (1), (2)	$0.18	$0.13	$0.51	$0.50
Diluted net income per share (1), (2)	$0.18	$0.13	$0.51	$0.50

Basic shares	38,580	40,481	39,216	41,108
Diluted shares	38,720	40,495	39,307	41,151

Cash dividends declared per share	$0.07	$0.06	$0.28	$0.24

EXPLANATORY NOTES

(1)	Selling, general and administrative expenses include non-cash compensation expense for employee stock option grants and employee stock purchases of $1.6 million and $1.7 million for the three months ended May 31, 2014 and May 25, 2013, respectively, and $6.5 million and $7.2 million for the years ended May 31, 2014 and May 25, 2013, respectively.

(2)	The Company's effective tax rate was approximately 49% and approximately 50% for the three months ended May 31, 2014 and May 25, 2013, respectively, and approximately 48% and approximately 49% for the years ended May 31, 2014 and May 25, 2013, respectively. For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with incentive stock options and shares purchased through the Employee Stock Purchase Plan have caused volatility in the Company's effective tax rate. In addition, the effective tax rate during the year ended May 31, 2014 benefited from the reversal of $690,000 of uncertain international tax position accruals for which the statute of limitations has expired.

RESOURCES CONNECTION, INC.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Amounts in thousands, except Adjusted EBITDA Margin)

	Three Months Ended		Years Ended
	May 31,	May 25,	May 31,	May 25,
	2014	2013	2014	2013

	(Unaudited)		(Unaudited)

Net income	$6,859	$5,315	$19,886	$20,504
Adjustments:
Amortization of intangible assets	426	412	1,688	1,694
Depreciation expense	881	1,092	3,628	4,580
Interest income	(45)	(40)	(168)	(175)
Provision for income taxes	6,627	5,396	18,257	19,373
EBITDA	14,748	12,175	43,291	45,976
Stock-based compensation expense	1,640	1,728	6,519	7,188
Adjusted EBITDA	$16,388	$13,903	$49,810	$53,164
Revenue	$156,783	$140,184	$567,181	$556,334
Adjusted EBITDA Margin	10.5%	9.9%	8.8%	9.6%

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company's financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented.

EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest income and income taxes. Adjusted EBITDA is calculated as EBITDA plus stock-based compensation expense. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenue. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to our investors because they are financial measures used by management to assess the core performance of our Company. Adjusted EBITDA and Adjusted EBITDA Margin are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures should be considered in addition to, and not as a substitute to, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount)

	May 31,	May 25,
	2014	2013

	(Unaudited)

Cash, cash equivalents and short-term investments	$114,277	$119,012
Accounts receivable, less allowances	$90,334	$84,194
Total assets	$420,078	$417,640
Current liabilities	$67,175	$61,333
Total stockholders’ equity	$345,761	$352,327
Consultant headcount, end of period	2,401	2,208
Shares outstanding, end of period	38,158	39,705

	Years Ended
	May 31,	May 25,
	2014	2013

	(Unaudited)

Cash flow from operating activities	$32,018	$34,959
Cash flow from investing activities	$(12,715)	$(5,152)
Cash flow from financing activities	$(32,910)	$(38,092)

CONTACT:
for Resources Connection, Inc.
Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com
or
Analyst Contact:
Nate Franke, Chief Financial Officer
(US+) 1-714-430-6500
nate.franke@rgp.com